EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTUITIVE SURGICAL, INC.
Pursuant to § 242 of the General Corporation Law
of the State of Delaware

Intuitive Surgical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That Paragraph (E) of Article V of the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), is hereby amended to read in its entirety as follows:
“E. Bylaw Amendments. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.”
SECOND: That Paragraph (I) of Article V of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“I. Special Meetings of Stockholders. Unless otherwise required by law, special meetings of the stockholders may be called, for any purpose or purposes, (i) by the Chairman of the Board of Directors, (ii) by the Chief Executive Officer, (iii) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) upon written request to the Secretary, by one or more holders of record of the corporation’s common stock owning not less than 20% of the total number of shares of common stock of the corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, who otherwise comply with such other requirements and procedures set forth in the Bylaws as now or hereinafter in effect.”
THIRD: That Paragraph (A) of Article VII of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.”
FOURTH: That Paragraph (B) of Article VII of the Certificate of Incorporation shall be deleted in its entirety.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 24th day of April, 2020.

INTUITIVE SURGICAL, INC.

By:	/s/ Siang Chin
Name:	Siang Chin
Title:	Assistant Secretary